Exhibit 99.1

Talis Biomedical Announces First Quarter 2022 Financial Results

Conference call and webcast today at 4:30pm Eastern/1:30pm Pacific

MENLO PARK, Calif. – May 10, 2022 – Talis Biomedical Corporation (Nasdaq: TLIS), a company dedicated to advancing health equity and outcomes through the delivery of accurate infectious disease testing in the moment of need, at the point of care, today reported financial results for the first quarter ended March 31, 2022.

Business update

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Completed assessment of manufacturing processes and product design for manufacturing at scale and initiated necessary refinements.
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Completed first release of Sia Dx™ cloud-based software on Talis One™ System.
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Completed spending reduction plan to preserve cash.

“Following our assessment with independent experts, we remain confident there is a path to manufacturing at scale after addressing process modifications identified through this evaluation. Importantly, we do not believe there is an immediate need for substantial design or supply changes that would require extended timelines to validate,” said Rob Kelley, chief executive officer of Talis Biomedical. “I am encouraged by the progress our team has made over the last 60 days toward validation of manufacturing scale-up for our Talis One COVID-19 Test System. With our continued focus on execution and cash preservation, we believe we are on the right path to deliver on our 2022 business objectives.”

First Quarter 2022 Financial Results

Revenue was $3.2 million for the first quarter of 2022, compared to $7.0 million for the same period in 2021. This includes $2.3 million of product revenue for the first quarter of 2022 driven by antigen testing sales and $0.9 million of grant revenue.

Operating expenses were $32.6 million in the first quarter of 2022, compared to $67.5 million for the same period in 2021. The decrease in operating expenses was primarily driven by declines in research and development expenses as we near completion of investment in manufacturing scale-up.

Net loss was $33.1 million for the first quarter of 2022, compared to $60.5 million for the same period in 2021.

Unrestricted cash and cash equivalents on March 31, 2022, were $187.6 million.

Conference Call and Webcast Details

The company will host a live conference call and webcast to discuss these results and provide a corporate update on Tuesday, May 10, 2022, at 4:30 PM ET / 1:30 PM PT.

To participate in the call, please dial (833) 715-1329 (domestic) or (430) 775-1933 (international) and provide conference ID 8872347. The live webcast will be available on the News & Events page of the investors section of Talis Biomedical’s website at talisbio.com.

About Talis Biomedical

Talis is dedicated to advancing health equity and outcomes through the delivery of accurate infectious disease testing in the moment of need, at the point of care. The company plans to develop and commercialize innovative products on its sample-to-answer Talis One™ system to enable accurate, low cost, and rapid molecular testing. The U.S. Food and Drug Administration (FDA) has granted Emergency Use Authorization (EUA) for use of the Talis One COVID-19 Test System in a variety of healthcare settings. For more information, visit talisbio.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or other words that convey uncertainty of future events or outcomes can be used to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: our assessment of our manufacturing processes and product design; the ability of Sia DxTM to be a comprehensive solution to consolidate patient test information and enhance organizational efficiency; our ability to validate manufacturing scale-up; and our ability to deliver on our business objectives, including cash preservation. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements including, among others: the impact to our business of the ongoing COVID-19 pandemic, including any impact on our ability to launch and market our products, our ability to achieve or sustain profitability, our ability to launch and gain market acceptance for our products and to accurately forecast and meet customer demand, our ability to compete successfully, our ability to enhance our product offerings, development and manufacturing, capacity constraints or delays in production of our products, product defects or failures. These and other risks and uncertainties are described more fully in the "Risk Factors" section and elsewhere in our filings with the Securities and Exchange Commission and available at www.sec.gov, including in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Any forward-looking statements that we make in this announcement speak only as of the date of this press release, and Talis assumes no obligation to updates forward-looking statements whether as a result of new information, future events or otherwise after the date of this press release, except as required under applicable law.

Contact

Media & Investors
Emily Faucette
efaucette@talisbio.com
415-595-9407

Talis Biomedical Corporation

Condensed balance sheets

(in thousands)

	March 31,	December 31,
	2022	2021
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 187,586	$ 232,545
Accounts receivable, net	2,599	183
Inventory	3,499	—
Prepaid expenses and other current assets	7,138	3,387
Total current assets	200,822	236,115
Property and equipment, net	10,765	10,528
Operating lease right-of-use-assets	12,693	12,907
Other long-term assets	6,307	6,278
Total assets	$ 230,587	$ 265,828
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$ 5,263	$ 5,122
Accrued compensation	4,889	6,369
Accrued liabilities	3,496	6,383
Operating lease liabilities, current portion	1,628	1,232
Total current liabilities	15,276	19,106
Operating lease liabilities, long-term portion	12,526	12,745
Total liabilities	$ 27,802	$ 31,851
Stockholders’ equity:
Series 1 convertible preferred stock	3	3
Common stock	3	3
Additional paid-in capital	600,772	598,913
Accumulated deficit	(397,993)	(364,942)
Total stockholders’ equity	202,785	233,977
Total liabilities and stockholders’ equity	$ 230,587	$ 265,828

Talis Biomedical Corporation

Condensed Statements of Operations and Comprehensive Loss (Unaudited)

(in thousands)

	Three Months Ended March 31,
	2022	2021
Revenue
Grant revenue	$ 874	$ 7,000
Product revenue, net	2,313	—
Total revenue, net	3,187	7,000
Cost of product sold	3,521	—
Gross profit (loss)	(334)	7,000
Operating expenses:
Research and development	20,703	60,193
Selling, general and administrative	11,930	7,327
Total operating expenses	32,633	67,520
Loss from operations	(32,967)	(60,520)
Other income (expense), net	(84)	28
Net loss and comprehensive loss	$ (33,051)	$ (60,492)